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                                                                     Exhibit 2.1

                AGREEMENT AND PLAN OF MERGER AND REINCORPORATION

     This AGREEMENT AND PLAN OF MERGER AND REINCORPORATION (the "Agreement") is entered into as of this 10th day of March, 1999, by and between ZAPATA CORPORATION, a Delaware corporation ("Zapata"), and ZAPATA CORPORATION, a Nevada corporation ("Zapata-Nevada").

                              W I T N E S S E T H:

     WHEREAS, Zapata-Nevada is a corporation duly organized and existing under the laws of the State of Nevada;

     WHEREAS, Zapata is a corporation duly organized and existing under the laws of the State of Delaware;

     WHEREAS, on the date of this Agreement, Zapata-Nevada has authority to issue 100 shares of common stock, par value $.001 per share (the "Zapata-Nevada Common Stock"), of which 100 shares are issued and outstanding and owned by Zapata;

     WHEREAS, on the date of this Agreement, Zapata has authority to issue (a) 165,000,000 shares of common stock, par value $.01 per share (the "Zapata Common Stock"), of which approximately 23,877,078 shares were issued and outstanding,
(b) 2,000,000 shares of preferred stock, of which no shares are issued and outstanding and (c) 18,000,000 shares of preference stock, of which no shares are issued and outstanding;

     WHEREAS, the respective Boards of Directors of Zapata-Nevada and Zapata have determined that, for the purpose of effecting the reincorporation of Zapata in the State of Nevada, it is advisable, to the advantage of and in the best interests of Zapata and its stockholders and Zapata-Nevada and its stockholder that Zapata merge with and into Zapata-Nevada upon the terms and subject to the conditions herein provided;

     WHEREAS, the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the merger described herein to qualify as a reorganization under the provisions of Section 368 of the Code; and

     WHEREAS, the respective Boards of Directors of Zapata-Nevada and Zapata and the stockholders of Zapata-Nevada have unanimously adopted and approved this Agreement, and the Board of Directors of Zapata has directed that this Agreement be submitted to the stockholders of Zapata for their consideration;

     NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, Zapata and Zapata-Nevada hereby agree as follows:

     1. MERGER. Subject to the approval of the stockholders of Zapata in accordance with the Delaware General Corporation Law the ("DGCL"), at such time thereafter as the parties hereto shall mutually agree, Zapata shall be merged with and into Zapata-Nevada (the "Merger"), and Zapata-Nevada shall be the surviving corporation (the "Surviving Corporation") in the Merger. The Merger shall be effective upon (a) the filing of this Agreement together with Articles of Merger (the "Articles of Merger") with the office of the Nevada Secretary of State in accordance with the provisions of Chapter 92-A of the Nevada Revised Statutes (the "NRS") and (b) the filing of a duly certified counterpart of this Agreement and a duly executed Certificate of Merger (the "Certificate of Merger") with the Delaware Secretary of State in accordance with the applicable provisions of the DGCL, the date and time of the later of such filings being hereinafter referred to as the "Effective Time." Immediately following the due approval of the Merger by the stockholders of Zapata, subject to the provisions of this Agreement, the Articles of Merger shall be duly executed by Zapata-Nevada and Zapata and thereafter delivered to the office of the Nevada Secretary of State for filing, as provided in Chapter 92-A of the NRS, and a Certificate of Merger shall be duly executed by Zapata and Zapata-Nevada and thereafter delivered to the office of the Delaware Secretary of State for filing, pursuant to Section 251 of the DGCL.

     2. GOVERNING DOCUMENTS. The Articles of Incorporation of Zapata-Nevada, a copy of which is attached hereto as Exhibit A, shall be the Articles of Incorporation of the Surviving Corporation and (b) the

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By-Laws of Zapata-Nevada, a copy of which is attached hereto as Exhibit B, shall be the By-Laws of the Surviving Corporation.

     3. DIRECTORS AND OFFICERS. The directors (including their respective denomination as Class I, Class II or Class III directors) and officers of Zapata shall be the directors (denominated in like manner by class) and officers of the Surviving Corporation from and after the Effective Time until their respective successors are duly elected or appointed.

     4. SUCCESSION. At the Effective Time, Zapata-Nevada shall succeed to Zapata in the manner of and as more fully set forth in Section 259 of the DGCL and NRS 92A.250.

     5. FURTHER ASSURANCES. From time to time, as and when required by Zapata-Nevada or by its successors and assigns, there shall be executed and delivered on behalf of Zapata such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in Zapata-Nevada the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Zapata, and otherwise to carry out the purposes of this Agreement, and the officers and directors of Zapata-Nevada are fully authorized in the name and on behalf of Zapata or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

     6. STOCK OF ZAPATA. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Zapata Common Stock outstanding immediately prior thereto shall be changed and converted into one fully paid and nonassessable share of Zapata-Nevada Common Stock.

     7. OUTSTANDING STOCK OF ZAPATA-NEVADA. At the Effective Time, the 100 shares of Zapata-Nevada Common Stock presently issued and outstanding in the name of Zapata shall be canceled and retired and resume the status of authorized and unissued shares of Zapata-Nevada Common Stock, and no shares of Zapata-Nevada Common Stock or other securities of Zapata-Nevada shall be issued in respect thereof.

     8. STOCK CERTIFICATES. From and after the Effective Time, all of the outstanding certificates which prior to that time represented shares of Zapata Common Stock shall be deemed for all purposes to evidence ownership and to represent the shares of Zapata-Nevada Common Stock into which the shares of Zapata Common Stock represented by such certificates have been converted as herein provided. The registered owner on the books and records of Zapata-Nevada or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to Zapata-Nevada or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of Zapata-Nevada Common Stock evidenced by such outstanding certificate as above provided.

     9. OPTIONS. At the Effective Time, each outstanding option or other right to purchase shares of Zapata Common Stock, including options granted and outstanding under Zapata's 1990 Stock Option Plan, Special Incentive Plan (or amended and restated) and 1996 Long-Term Incentive Plan (collectively the "Zapata Option Plans"), shall be converted into and become an option or right to purchase the same number of shares of Zapata-Nevada Common Stock at a price per share equal to the exercise price of the option or right to purchase Zapata Common Stock and upon the same terms and subject to the same conditions as set forth in the Zapata Option Plans and the agreements entered into by Zapata pertaining to such options or rights. A number of shares of Zapata-Nevada Common Stock shall be reserved for purposes of such options and rights equal to the number of shares of Zapata Common Stock so reserved immediately prior to the Effective Time. As of the Effective Time, Zapata-Nevada shall assume all obligations of Zapata under agreements pertaining to such options and rights, including the Zapata Option Plans, and the outstanding options or other rights, or portions thereof, granted pursuant thereto.

     10. COVENANTS OF ZAPATA-NEVADA. Zapata-Nevada covenants and agrees that, effective not later than the Effective time, it will:

          (a) qualify to do business as a foreign corporation in all states in which Zapata is so qualified and in which the failure so to qualify would have a material adverse effect on the business or financial condition

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     of Zapata-Nevada and its subsidiaries, taken together as a whole, and, in connection therewith, shall irrevocably appoint an agent for service of process as required under applicable provisions of state law in the states in which qualification is required hereunder; and

          (b) file any and all documents with the Delaware Franchise Tax Board necessary to the assumption by Zapata-Nevada of all of the franchise tax liabilities of Zapata.

     11. BOOK ENTRIES. As of the Effective Time, entries shall be made upon the books of Zapata-Nevada in accordance with the following:

          (a) The assets and liabilities of Zapata shall be recorded at the amounts at which they were carried on the books of Zapata immediately prior to the Effective Time, with appropriate adjustments to reflect the retirement of the 100 shares of Zapata-Nevada Common Stock presently issued and outstanding.

          (b) There shall be credited to the capital stock of Zapata-Nevada the aggregate amount of the par value of all shares of Zapata-Nevada Common Stock resulting from the conversion of the outstanding Zapata Common Stock pursuant to the Merger.

          (c) There shall be credited to the capital surplus account of Zapata-Nevada the aggregate of the amounts shown in the capital stock and capital surplus accounts of Zapata immediately prior to the Effective Time, less the amount credit to the common stock account of Zapata-Nevada pursuant to Paragraph 11(b) above.

          (d) There shall be credited to the retained earnings account of Zapata-Nevada an amount equal to that carried in the retained earnings account of Zapata immediately prior to the Effective Time.

     12. CONDITION. It shall be a condition precedent to the consummation of the Merger and the other transactions contemplated by this Agreement that the shares of Zapata-Nevada Common Stock to be issued by Zapata-Nevada shall, upon official notice of issuance, be listed on the New York Stock Exchange as of the Effective Time.

     13. AMENDMENT. At any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by the stockholders of Zapata, this Agreement may be amended in any manner as may be determined in the judgment of the respective Boards of Directors of Zapata-Nevada and Zapata to be necessary, desirable or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purposes and intent of this Agreement; provided that any amendment made subsequent to the approval or adoption of this Agreement by the stockholders of Zapata-Nevada or the stockholders of Zapata shall be subject to all applicable limitations of the applicable provisions of the DGCL and the NRS.

     14. ABANDONMENT. At any time before the Effective Time, this Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either Zapata or Zapata-Nevada or both, notwithstanding approval of this Agreement by the sole stockholder of Zapata-Nevada and the stockholders of Zapata.

     15. COUNTERPARTS. In order to facilitate the filing and recording of this Agreement, this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original.

     16. THIRD PARTIES. Except as provided in this Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto or their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

     17. GOVERNING LAW. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Nevada, without reference to conflict of laws principles.

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     IN WITNESS WHEREOF, this Agreement, having first been duly approved by resolutions of the respective Boards of Directors of Zapata and Zapata-Nevada, is hereby executed on behalf of each of said two corporations by their respective officers duly authorized.

                                          ZAPATA CORPORATION,
                                          a Delaware Corporation

                                          By: /s/ AVRAM GLAZER
                                            ------------------------------------
                                          Name: Avram Glazer
                                          Title: President and CEO

                                          ZAPATA CORPORATION,
                                          a Nevada Corporation

                                          By: /s/ AVRAM GLAZER
                                            ------------------------------------
                                          Name: Avram Glazer
                                          Title: President and CEO